Exhibit 24

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned Minister of Finance of the Republic of South Africa (Republic), by his execution hereof, does hereby constitute and appoint (Lungisa Fuzile, Anthony Julies and Tshepiso Moahloli), and any of them acting individually, as his true and lawful attorney in fact and agent, for him and in his name, place and stead:

(i)                             to settle, execute and sign, and to file, any and all amendments, updates, and all related ancillary documentation to the Republic’s Form 18-K (File No. 033-85866) (Form 18-K), as filed with the U.S. Securities and Exchange Commission (Commission) on December 4, 2015, together with all exhibits thereto, and to the Shelf Registration Statement on Schedule B (File No. 333-192814) (Shelf Registration Statement), with respect to the securities of the Republic filed by the Republic with the Commission on December 13, 2013 and amended on January 27, 2014, pursuant to the provisions of the U.S. Securities Act of 1933, as amended;

(ii)                          to settle, execute and sign, and to file, any and all documents, amendments, updates and all related ancillary documentation relating to (i) the offering for cash of newly issued notes, in one or more series, denominated in United States Dollars, or another currency (New Notes) pursuant to a global bond offering (Global Bond Offering) and (ii) the liability management exercise (LM Exercise) in respect of one or more series of existing notes of the Republic (LM Notes);

(iii)                       to settle, execute and sign any and all offers, contracts, agreements, prospectus supplements, consents, certificates and documents in relation to (a) any issue of debt securities and the listing of the debt securities on any international stock exchange in terms of the Republic’s Global Bond Offering in the United States (and any reopening thereof) and anywhere outside the United States, pursuant to Form 18-K and the Shelf Registration Statement; (b) any offer for and exchange of LM Notes in terms of the Republic’s LM Exercise; and/or (c) all transactions and/or agreements required in respect of and/or to implement paragraph (ii) as said attorney-in-fact and agent may deem necessary or advisable (including, but not limited to, Prospectus Supplements, an Offer to Purchase, an Underwriting Agreement and Pricing Agreement, , the New Notes, a Luxembourg Exchange Agreement, a Dealer Manager Agreement with any dealers as may be determined, an Information and Exchange Agent Agreement with any information and exchange agent as may be determined, and various certificates and any and all documents required to be delivered pursuant to the aforementioned transactions and/or agreements, in each case and any amendments thereto and with such additions, deletions, updates, revisions, amendments or modifications as said attorney-in-fact and agent may deem necessary or advisable), and further, in the case of paragraphs (i), (ii) and (iii) above, to do any and all acts and things and execute and sign any and all other documents and instruments in connection therewith as said attorney-in-fact and agent with full power and authority, to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all the acts of the said attorney-in-fact and agent which may be lawfully done or cause to be done by virtue hereof.

PROVIDED THAT, this Power of Attorney shall not constitute a delegation of the Minister of Finance’s powers to borrow money on behalf of the Republic in terms of section 72 of the Public Finance Management Act, 1999, as amended.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand.

Date: 27 September 2016	By:	/s/ Pravin Gordhan

Pravin Gordhan
Minister of Finance of the Republic of South Africa